Exhibit 99.1

Sotera Health Reports First-Quarter 2021 Results

•Q1 2021 net revenues of $212 million increased 13%, compared to Q1 2020
•Q1 2021 net income of $11 million or $0.04 per diluted share, compared to a net loss of $2 million or $0.01 per diluted share in Q1 2020; Q1 2021 includes $14 million of expense related to the repricing of the Company’s Term Loan
•Q1 2021 Adjusted EBITDA of $105 million increased 15%, compared to Q1 2020
•Q1 2021 Adjusted EPS increased 80% to $0.18, compared to Q1 2020 Adjusted EPS of $0.10
•March 31, 2021 total debt of $1.87 billion, net debt of $1.79 billion, and net leverage ratio improved to 4.1x
•Company reaffirms 2021 Outlook
CLEVELAND, OH, May 13, 2021 – Sotera Health Company (“Sotera Health” or the “Company”) (Nasdaq: SHC), a leading global provider of mission-critical end-to-end sterilization solutions, lab testing and advisory services for the healthcare industry, today announced financial results for the three months ended March 31, 2021.
First-quarter 2021 net revenues increased 13% to $212 million, compared with $188 million in the first-quarter a year ago. Net income attributable to Sotera Health (“net income”) was $11 million, or $0.04 per diluted share, compared with a net loss of $2 million, or $0.01 per diluted share in the first-quarter 2020. First-quarter 2021 net income included $14 million of expense related to the repricing of the Company’s first lien term loan (“Term Loan”), $11 million of which was non-cash. Adjusted EBITDA for the first-quarter 2021 increased by approximately 15% over the prior-year quarter to $105 million. First-quarter 2021 Adjusted Earnings Per Diluted Share (“Adjusted EPS”) was $0.18, compared to $0.10 in Q1 2020, an increase of $0.08 per diluted share. Please refer to the section “Non-GAAP Financial Measures” provided later in this release.
“We are off to a strong start in 2021, reporting double-digit revenue growth, meaningful net income growth, and double-digit Adjusted EBITDA growth in the first quarter,” said Chairman and Chief Executive Officer, Michael B. Petras, Jr. “All three of our segments achieved solid revenue and segment income growth for the quarter, while managing ongoing challenges as a result of the pandemic. We also continued to execute on our strategic priorities, with the acquisition of BioScience Laboratories, capital deployment towards growth initiatives, and further deleveraging during the quarter.”
Petras continued, “I’m very proud of the entire Sotera Health team for delivering such strong financial and operational performance to start out 2021. These results establish a solid foundation for the remainder of the year, which is why we are comfortable reaffirming our Company’s 2021 outlook that we first provided on March 9, 2021. As we have said in the past, our focus remains on supporting our global team members while ensuring the highest quality of service for our customers.”

First-Quarter Review by Business Segment
Sterigenics
For first-quarter 2021, Sterigenics net revenues were $131 million, an increase of approximately 12% compared to the first quarter a year ago. Segment income was $68 million, an increase of more than 12%.
Revenue and segment income growth for the first-quarter 2021 were driven by the acquisition of Iotron in July 2020, favorable pricing, and organic sales growth.
Nordion
For first-quarter 2021, Nordion net revenues were $26 million, an increase of approximately 10% compared to the first quarter a year ago. Segment income increased 6% to $14 million.

The increases in both revenue and segment income were driven by strengthening of the Canadian dollar compared to the U.S. dollar, favorable pricing, and higher volumes of medical-use cobalt-60.
Nelson Labs
For first-quarter 2021, Nelson Labs net revenues were $55 million, an increase of more than 16% compared to the first quarter a year ago. Segment income increased approximately 30% to $23 million.
Revenue and segment income growth for the first-quarter 2021 continues to be driven primarily by increased demand for testing related to personal protective equipment.
Balance Sheet and Liquidity
As of March 31, 2021, Sotera Health had $1.87 billion of total debt, and $108 million of cash and cash equivalents, compared to $1.86 billion of total debt and $102 million of cash and cash equivalents as of December 31, 2020. Material debt balances currently outstanding do not mature until 2026. Sotera Health’s net leverage ratio as of March 31, 2021 improved to 4.1x. Please refer to the section “Non-GAAP Financial Measures” provided later in this release.
Reaffirming 2021 Outlook
Today, Sotera Health is reaffirming the 2021 outlook first provided on March 9, 2021. As a reminder, that outlook is:
•Net revenues in the range of $890 million to $920 million, representing growth of approximately 9% to 12%, compared to the prior year,
•Adjusted EBITDA in the range of $465 million to $485 million, representing growth of approximately 11% to 16%, compared to the prior year,
•Tax rate applicable to Adjusted Net Income of approximately 28%,
•Adjusted EPS in the range of $0.78 to $0.86,
•A fully diluted share count in the range of 281 million to 283 million shares on a weighted-average basis,
•Capital expenditures in the range of $100 million to $110 million, and
•Net leverage reduction of approximately 3⁄4 of a turn.

The outlook provided above contains a number of assumptions, including, among others, the Company’s current expectations regarding the impact of the COVID-19 pandemic, including the rate of recoveries of elective procedures and new product development testing, and exchange rates.

The Company does not provide a reconciliation of the forward-looking Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS outlook to the most directly comparable GAAP measure, as this cannot be done without unreasonable effort due to the variability and low visibility with respect to certain items, including, among others, uncertainties caused by the global COVID-19 pandemic, changes to the regulatory landscape, restructuring items and certain fair value measurements, all of which are potential adjustments for future earnings. The variability of these items could have a potentially unpredictable, and a potentially significant, impact on our future GAAP results.
The outlook provided above is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks, including those set forth below under “Forward-Looking Statements.”
Recent Accomplishments
•Announced expansion of sterilization capacity in Europe; the first of six Sterigenics expansions expected to go live in 2021.
•Amended the Company’s $347.5 million revolving credit facility to reduce the interest rate on borrowings and extend maturity date to June 13, 2026. The facility remains undrawn at this time.
•Purchased outstanding equity interest relating to the 2018 acquisition of Gibraltar Labs (now named Nelson Labs Fairfield).

Earnings Webcast
Sotera Health management will host a conference call and webcast to discuss the Company’s operating highlights and financial results at 9:00 a.m. Eastern Time today. To participate in the live call, please dial 1-833-303-1211 if dialing in from the United States or Canada, or 1-918-922-6527 if dialing in from other locations. Please join the conference call at least 10 minutes prior to the scheduled start time using conference ID 7289075. A live webcast of the conference call and accompanying materials may also be accessed via the Investor Relations section of the Company’s website at https://investors.soterahealth.com/events-and-presentations. A replay of the webcast will be available later in the day on May 13, 2021.

Upcoming Investor Events
•RBC Capital Markets Global Healthcare Conference at 8:00 a.m. Eastern Time, May 18, 2021.
•Sotera Health 2021 Annual Meeting of Stockholders at 9:00 a.m. Eastern Time, May 27, 2021.
•Jefferies Virtual Healthcare Conference at 9:30 a.m. Eastern Time, June 1, 2021.
•Goldman Sachs Virtual Global Healthcare Conference on June 8, 2021.

Live and archived webcasts and presentations associated with the conferences listed above may be accessed on the Investor Relations section of the Sotera Health website:
https://investors.soterahealth.com/events-and-presentations.
Forward-Looking Statements
This release contains forward-looking statements that reflect management’s expectations about future events and the Company’s operating plans and performance and speak only as of the date hereof. You can identify these forward-looking statements by the use of forward-looking words such as “will,”

“may,” “plan,” “estimate,” “project,” “believe,” “anticipate,” “expect,” “intend,” “should,” “would,” “could,” “target,” “goal,” “continue to,” “positioned to,” “are confident” or the negative version of those words or other comparable words. Any forward-looking statements contained in this release are based upon our historical performance and on our current plans, estimates and expectations in light of information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates or expectations contemplated by us will be achieved. These forward-looking statements are subject to various risks, uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. These risks and uncertainties include, without limitation, any disruption in the availability or supply of ethylene oxide (“EO”) or cobalt-60 (“Co-60”); changes in industry trends, environmental, health and safety regulations or preferences; the impact of current and future legal proceedings and liability claims, including litigation related to purported exposure to emissions of EO from our facilities in Illinois, Georgia and New Mexico and the possibility that other claims will be made in the future relating to these or other facilities; our ability to increase capacity at existing facilities, renew leases for our facilities and build new facilities in a timely and cost-effective manner; the risks of doing business internationally; and any inability to pursue strategic transactions or find suitable acquisition targets. For additional discussion of these risks and uncertainties, please refer to Company’s filings with the SEC, such as its annual and quarterly reports. We do not undertake any obligation to publicly update or revise these forward-looking statements, except as otherwise required by law.
Non-GAAP Financial Measures
To supplement our consolidated financial statements presented in accordance with GAAP, we consider Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, Net Debt and Net Leverage Ratio, financial measures that are not based on any standardized methodology prescribed by GAAP.
We define Adjusted Net Income as net income (loss) before amortization and certain other adjustments that we do not consider in our evaluation of our ongoing operating performance from period to period.
We define Adjusted EBITDA as Adjusted Net Income before interest expense, depreciation (including depreciation of Co-60 used in our operations) and income tax provision applicable to Adjusted Net Income. Adjusted EBITDA Margin is equal to Adjusted EBITDA divided by net revenues.
We define Adjusted EPS as Adjusted Net Income divided by the weighted average number of diluted shares outstanding.
Our Net Debt is equal to our total debt, plus unamortized debt issuance costs and debt discounts, less cash and cash equivalents.
Our Net Leverage Ratio is equal to Net Debt divided by the trailing twelve-months of Adjusted EBITDA.
We use these non-GAAP financial measures as the principal measures of our operating performance. Management believes these are useful because they allow management to more effectively evaluate our operating performance and compare the results of our operations from period to period without the impact of certain non-cash items and non-routine items that we do not expect to continue at the same level in the future and other items that are not core to our operations. We believe that these measures are useful to our investors because they provide a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure. In addition, we believe these measures will assist investors in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented. Our management also uses these measurements in their financial analysis and operational decision-making and Adjusted EBITDA serves as the basis for the metric we utilize to determine attainment of our primary annual incentive program. These measures may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.
About Sotera Health
Sotera Health Company is a leading global provider of mission-critical end-to-end sterilization solutions and lab testing and advisory services for the healthcare industry. Sotera Health goes to market through three businesses – Sterigenics®, Nordion® and Nelson Labs®. Sotera Health is committed to its mission, Safeguarding Global Health®.

INVESTOR RELATIONS CONTACTS
Sally J. Curley, IRC                    Jenny Kobin
Curley Global IR, LLC                    IR Advisory Solutions
IR@soterahealth.com                     IR@soterahealth.com

MEDIA CONTACT
Kristin Gibbs
Chief Marketing Officer, Sotera Health
kgibbs@soterahealth.com

Source: Sotera Health Company
###

Sotera Health Company
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2021	2020
Revenues:
Service	$188,698	$167,405
Product	23,450	20,795
Total net revenues	212,148	188,200
Cost of revenues:
Service	85,036	83,069
Product	11,740	8,614
Total cost of revenues	96,776	91,683
Gross profit	115,372	96,517
Operating expenses:
Selling, general and administrative expenses	52,465	37,053
Amortization of intangible assets	16,543	14,599
Total operating expenses	69,008	51,652
Operating income	46,364	44,865
Interest expense, net	21,282	56,562
Loss on extinguishment of debt	14,312	—
Foreign exchange loss (gain)	578	(627)
Other expense (income), net	(3,890)	3,150
Income (loss) before income taxes	14,082	(14,220)
Provision (benefit) for income taxes	3,017	(12,234)
Net income (loss)	11,065	(1,986)
Less: Net income (loss) attributable to noncontrolling interests	223	(22)
Net income (loss) attributable to Sotera Health Company	$10,842	$(1,964)

Earnings (loss) per share:
Basic	$0.04	$(0.01)
Diluted	0.04	(0.01)
Weighted average number of common shares outstanding:
Basic	278,827	232,400
Diluted	278,968	232,400

Sotera Health Company
Segment Data
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2021	2020
Segment revenues:
Sterigenics	$131,151	$117,280
Nordion	25,918	23,625
Nelson Labs	55,079	47,295
Total net revenues	$212,148	$188,200
Segment income:
Sterigenics	$68,461	$61,091
Nordion	13,786	13,022
Nelson Labs	23,070	17,770
Total segment income	105,317	91,883
Less adjustments:
Interest expense, net	21,282	56,562
Depreciation and amortization(a)	37,661	36,023
Share-based compensation(b)	3,449	1,725
Loss (gain) on foreign currency and embedded derivatives(c)	(336)	4,267
Acquisition and divestiture related charges, net(d)	(185)	994
Business optimization project expenses(e)	261	1,049
Plant closure expenses(f)	542	771
Loss on extinguishment of debt(g)	14,312	—
Professional services relating to EO sterilization facilities(h)	13,399	4,146
Accretion of asset retirement obligation(i)	551	490
COVID-19 expenses(j)	299	76
Consolidated income (loss) before income taxes	$14,082	$(14,220)
(a)Includes depreciation of Co-60 held at gamma irradiation sites.
(b)Represents non-cash share-based compensation expense.
(c)Represents the effects of (i) fluctuations in foreign currency exchange rates, primarily related to remeasurement of intercompany loans denominated in currencies other than subsidiaries’ functional currencies, and (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion.
(d)Represents (i) certain direct and incremental costs related to the acquisitions of BioScience Laboratories in 2021, Iotron Industries in July 2020 and Nelson Labs Fairfield in 2018 (including the first quarter 2021 gain on the mandatorily redeemable noncontrolling interest), and certain related integration efforts as a result of those acquisitions, (ii) the earnings impact of fair value adjustments (excluding those recognized within amortization expense) resulting from the businesses acquired, and (iii) transition services income and non-cash deferred lease income associated with the terms of the divestiture of the Medical Isotopes business in 2018.
(e)Represents professional fees, contract termination and exit costs, severance and other payroll costs, and other costs associated with business optimization and cost savings projects relating to the integration of Nelson Labs, the Sotera Health rebranding, operating structure realignment and other process enhancement projects.
(f)Represents professional fees, severance and other payroll costs, and other costs including ongoing lease and utility expenses associated with the closure of the Willowbrook, Illinois facility.
(g)Represents expenses incurred in connection with the repricing of our Term Loan in January 2021 including accelerated amortization of prior debt issuance and discount costs.
(h)Represents professional fees related to litigation associated with our EO sterilization facilities and other related professional fees.
(i)Represents non-cash accretion of asset retirement obligations related to Co-60 and gamma processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities (without regard for whether the decommissioning services would be performed by employees of Nordion, instead of by a third party) and are accreted over the life of the asset.
(j)Represents non-recurring costs associated with the COVID-19 pandemic, including incremental costs to implement workplace health and safety measures.

Sotera Health Company
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	As of March 31,	As of December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$108,016	$102,454
Accounts receivable, net	96,393	91,735
Inventories, net	33,375	34,093
Other current assets	90,583	86,733
Total current assets	328,367	315,015
Property, plant, and equipment, net	611,620	609,814
Operating lease assets	47,117	45,963
Other intangible assets, net	656,572	643,366
Goodwill	1,106,728	1,115,936
Other assets	26,596	31,185
Total assets	$2,777,000	$2,761,279
Liabilities and equity
Total current liabilities	$138,019	$140,598
Long-term debt, less current portion	1,837,580	1,824,789
Other noncurrent liabilities	205,987	219,502
Deferred income taxes	129,670	121,816
Total liabilities	2,311,256	2,306,705
Total equity	465,744	454,574
Total liabilities and equity	$2,777,000	$2,761,279

Sotera Health Company
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2021	2020
Operating activities:
Net income (loss)	$11,065	$(1,986)
Non-cash items	52,657	27,437
Changes in operating assets and liabilities	(7,563)	(19,761)
Net cash provided by operating activities	56,159	5,690
Investing activities:
Purchases of property, plant and equipment	(20,942)	(12,989)
Purchase of mandatorily redeemable noncontrolling interest in Nelson Laboratories Fairfield	(12,425)	—
Purchase of BioScience Laboratories, LLC, net of cash acquired	(13,152)	—
Net cash used in investing activities	(46,519)	(12,989)
Financing activities:
Proceeds from revolving credit facility	—	50,000
Payments of debt issuance costs and prepayment premium	(3,435)	(207)
Payments on long-term borrowings	—	(142)
Other	(348)	(344)
Net cash (used in) provided by financing activities	(3,783)	49,307
Effect of exchange rate changes on cash and cash equivalents	(295)	154
Net increase in cash and cash equivalents, including restricted cash	5,562	42,162
Cash and cash equivalents, including restricted cash, at beginning of period	102,454	63,025
Cash and cash equivalents, including restricted cash, at end of period	$108,016	$105,187

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$19,745	$63,570
Cash paid during the period for income taxes, net of tax refunds received	11,561	1,868
Equipment purchases included in accounts payable	7,389	5,100

Sotera Health Company
Non-GAAP Financial Measures
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2021	2020
Net income (loss)	$11,065	$(1,986)
Amortization of intangibles	22,282	19,913
Share-based compensation(a)	3,449	1,725
(Gain) loss on foreign currency and embedded derivatives(b)	(336)	4,267
Acquisition and divestiture related charges, net(c)	(185)	994
Business optimization project expenses(d)	261	1,049
Plant closure expenses(e)	542	771
Loss on extinguishment of debt(f)	14,312	—
Professional services relating to EO sterilization facilities(g)	13,399	4,146
Accretion of asset retirement obligation(h)	551	490
COVID-19 expenses(i)	299	76
Income tax benefit associated with pre-tax adjustments(j)	(14,133)	(7,707)
Adjusted Net Income	51,506	23,738
Interest expense, net	21,282	56,562
Depreciation(k)	15,379	16,110
Income tax provision applicable to Adjusted Net Income(l)	17,150	(4,527)
Adjusted EBITDA	$105,317	$91,883

Net Revenues	$212,148	$188,200
Adjusted EBITDA Margin	49.6%	48.8%
Weighted average number of shares outstanding
Basic	278,827	232,400
Diluted	278,968	232,400
Earnings (loss) per share:
Basic	$0.04	$(0.01)
Diluted	0.04	(0.01)
Adjusted earnings per share:
Basic	$0.18	$0.10
Diluted	0.18	0.10
(a)    Represents non-cash share-based compensation expense.
(b)    Represents the effects of (i) fluctuations in foreign currency exchange rates, primarily related to remeasurement of intercompany loans denominated in currencies other than subsidiaries’ functional currencies, and (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion.
(c)    Represents (i) certain direct and incremental costs related to the acquisitions of BioScience Laboratories in 2021, Iotron Industries in July 2020 and Nelson Labs Fairfield in 2018 (including the first quarter 2021 gain on the mandatorily redeemable noncontrolling interest), and certain related integration efforts as a result of those acquisitions, (ii) the earnings impact of fair value adjustments (excluding those recognized within amortization expense) resulting from the businesses acquired, and (iii) transition services income and non-cash deferred lease income associated with the terms of the divestiture of the Medical Isotopes business in 2018.
(d)    Represents professional fees, contract termination and exit costs, severance and other payroll costs, and other costs associated with business optimization and cost savings projects relating to the integration of Nelson Labs, the Sotera Health rebranding, operating structure realignment and other process enhancement projects.
(e)    Represents professional fees, severance and other payroll costs, and other costs including ongoing lease and utility expenses associated with the closure of the Willowbrook, Illinois facility.
(f)Represents expenses incurred in connection with the repricing of our Term Loan in January 2021 including accelerated amortization of prior debt issuance and discount costs.
(g)    Represents professional fees related to litigation associated with our EO sterilization facilities and other related professional fees.
(h)    Represents non-cash accretion of asset retirement obligations related to Co-60 and gamma processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities (without regard for whether the decommissioning services would be performed by employees of Nordion, instead of by a third party) and are accreted over the life of the asset.
(i)    Represents non-recurring costs associated with the COVID-19 pandemic, including incremental costs to implement workplace health and safety measures.
(j)    Represents the tax benefit or provision associated with the reconciling items between net income (loss) and Adjusted Net Income. To determine the aggregate tax effect of the reconciling items, we utilized statutory income tax rates ranging from 0% to 35%, depending upon the applicable jurisdictions of each adjustment.
(k)    Includes depreciation of Co-60 held at gamma irradiation sites.
(l)    Represents the difference between income tax expense or benefit as determined under U.S. GAAP and the income tax benefit associated with pre-tax adjustments described in footnote (j).

Sotera Health Company
Non-GAAP Financial Measures
($’s in thousands)
(unaudited)

	As of March 31,	As of December 31,
	2021	2020
Long-term debt	$1,837,580	$1,824,789
Current portion of finance leases	1,108	1,173
Finance leases less current portion	33,432	34,939
Total Debt	1,872,120	1,860,901

Add: unamortized debt issuance costs and debt discounts	26,579	38,761
Less: cash and cash equivalents	(108,016)	(102,454)
Total Net Debt	$1,790,683	$1,797,208

Adjusted EBITDA	$433,294	$419,859
Net Leverage	4.1x	4.3x

Sotera Health Company
Non-GAAP Financial Measures
(in thousands)
(unaudited)

	Twelve Months Ended March 31,	Twelve Months Ended December 31,
	2021	2020
Net loss	$(24,440)	$(37,491)
Amortization of intangibles	82,624	80,255
Share-based compensation(a)	12,711	10,987
Capital restructuring bonuses(b)	2,702	2,702
(Gain) loss on foreign currency and embedded derivatives(c)	(13,057)	(8,454)
Acquisition and divestiture related charges, net(d)	2,753	3,932
Business optimization project expenses(e)	1,736	2,524
Plant closure expenses(f)	2,420	2,649
Loss on extinguishment of debt(g)	58,574	44,262
Professional services relating to EO sterilization facilities(h)	45,924	36,671
Accretion of asset retirement obligation(i)	2,007	1,946
COVID-19 expenses(j)	2,900	2,677
Income tax benefit associated with pre-tax adjustments(k)	(49,962)	(43,536)
Adjusted Net Income	126,892	99,124
Interest expense, net	179,979	215,259
Depreciation(l)	62,578	63,309
Income tax provision applicable to Adjusted Net Income(m)	63,845	42,167
Adjusted EBITDA	$433,294	$419,859
(a)Includes non-cash share-based compensation expense.
(b)Represents cash bonuses for members of management primarily relating to the November 2020 IPO.
(c)Represents the effects of (i) fluctuations in foreign currency exchange rates, primarily related to remeasurement of intercompany loans denominated in currencies other than subsidiaries’ functional currencies, and (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion.
(d)Represents (i) certain direct and incremental costs related to the acquisitions of BioScience Laboratories in 2021, Iotron Industries in July 2020 and Nelson Labs Fairfield in 2018 (including the first quarter 2021 gain on the mandatorily redeemable noncontrolling interest), and certain related integration efforts as a result of those acquisitions, (ii) the earnings impact of fair value adjustments (excluding those recognized within amortization expense) resulting from the businesses acquired, and (iii) transition services income and non-cash deferred lease income associated with the terms of the divestiture of the Medical Isotopes business in 2018.
(e)Represents professional fees, contract termination and exit costs, severance and other payroll costs, and other costs associated with business optimization and cost savings projects relating to the integration of Nelson Labs, the Sotera Health rebranding, operating structure realignment and other process enhancement projects.
(f)Represents professional fees, severance and other payroll costs, and other costs including ongoing lease and utility expenses associated with the closure of the Willowbrook, Illinois facility.
(g)Represents expenses incurred in connection with the repricing of our Term Loan in January 2021 and paydown of debt following the November 2020 IPO, including accelerated amortization of prior debt issuance and discount costs, and premiums paid in connection with early extinguishment.
(h)Represents professional fees related to litigation associated with our EO sterilization facilities and other related professional fees.
(i)Represents non-cash accretion of asset retirement obligations related to Co-60 and gamma processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities (without regard for whether the decommissioning services would be performed by employees of Nordion, instead of by a third party) and are accreted over the life of the asset.
(j)Represents non-recurring costs associated with the COVID-19 pandemic, including donations to related charitable causes, special bonuses for front-line personnel working on-site during lockdown periods and incremental costs to implement workplace health and safety measures.
(k)Represents the tax benefit or provision associated with the reconciling items between net loss and Adjusted Net Income. To determine the aggregate tax effect of the reconciling items, we utilized statutory income tax rates ranging from 0% to 35%, depending upon the applicable jurisdictions of each adjustment.
(l)Includes depreciation of Co-60 held at gamma irradiation sites.
(m)Represents the difference between income tax expense or benefit as determined under U.S. GAAP and the income tax benefit associated with pre-tax adjustments described in footnote (k).